Exhibit 10.1

PERSONAL AND CONFIDENTIAL

March 28, 2016

Mr. Damian M. Kozlowski 559 Oenoke Ridge Road New Canaan, CT 06840

RE: Offer of Employment

Dear Mr. Kozlowski:

On behalf of The Bancorp, Inc. and The Bancorp Bank (collectively "The Bancorp"), I  am pleased to extend to you an offer of employment for the position of Chief Executive Officer of The Bancorp, Inc., and President of The Bancorp Bank. The expected start date is June l, 2016. This position will be staffed at our corporate headquarters located at 409 Sil  verside Road, Suite 105, Wilmington, Delaware  19809. You will be reporting to Daniel G. Cohen, Chairman of the Board of    The Bancorp.

The offer we extend to you is as follows:

•	Annual Salary of $900,000.00, subject to applicable taxes which will be withheld.
•	Stock Awards to be awarded within thirty (30) days after your start date:
o

300,000 Restricted Stock Units ("RSUs"). This stock grant will vest one-third (1/3) each year with the initial one-third (1/3) vesting in 2017.  You must be employed by The Bancorp when the grants vest to assume possession.

o

300,000 Options at current market price. Options vest one quarter (1/4) each year with the initial one quarter (1/4) vesting in 2017. You must be employed by The Bancorp when the options vest to assume possession.

•	First-year bonus target of $600,000.00 made up of stock grants, stock options and cash.
•

The Bancorp will directly pay your relocation costs from your current location to the Wilmington, DE area. Once dates have been confirmed, Bancorp will contact the moving company to initiate service. The relocation package includes packing,  unpacking,  transportation and up to ninety (90) days of storage. The Bancorp will also pay for temporary housing for up to ninety (90) days

In addition to the above, we offer an excellent Benefits Package to our employees. These benefits would include Highmark DE Blue Cross Blue Shield three plan options (EPO and two HDHP's), Dental Insurance coverage (free to employee/buy up to add dependents and/or spouse) with United Concordia Employee Benefits, free Life Insurance Coverage (two times your annual salary with a maximum benefit of $200,000.00), short term/long term disability coverage and an exceptional 401K Plan. You will have access to a Health Savings Account s through Health Equity. Flexible  Spending Accounts are also available. Eligibility for these benefits begins the first day of the month following your start date. Based on your start date of June 1, 2016, your eligibility will begin on July 1, 2016. As a full time employee you are also eligible to participate in our Flexible Spending Account program as well as some additional voluntary benefits. We also encourage all employees to participate in our Wellness program with Wellworks.   Participation may make you eligible for discounts on your healthcare contributions in 2017.

Our Paid Time-off (PTO) policy is twenty-three (23) days per year pro-rated from your hire date. Please note that PTO time includes sick time, personal time and vacation time.

This offer is contingent upon the following: (1) completion and favorable clearance of various checks, including a credit check and criminal background history check; and (2) receipt of written non-objection from The Bancorp's regulators, including the Reserve Bank of Philadelphia and the Federal Deposit  Insurance Corporation.  In the event we do not receive favorable credit and criminal background check results or written non-objection from The Bancorp's regulators, this offer of employment will be void.

Employment with The Bancorp is voluntary, and at will. You may terminate your employment at any time without cause or advance notice. Likewise, The Bancorp may terminate your employment at any time with or without cause or advance notice.

The Bancorp extends this offer with the understanding that you have not signed any agreement with any prior or existing employer which includes restrictions on your ability to compete; to contact customers, clients or employees; or to use and or/disclose business, client or customer information.  If there are such agreements, please provide The Bancorp with a copy of the agreement so we can consider whether and to what extent the agreement may preclude and/or restrict your employment with our organization.

I hope you will find working at The Bancorp a rewarding and educational experience. We are looking forward to you bringing your expertise to our organization. If you are agreeable to the terms contained in this letter, please sign and return a copy of this letter to my attention. If you have any questions or concerns, please contact me via e-mail at bmcabe@thebancorp.com or telephone 302.385.5394

ACCEPTANCE:

I agree to and accept the foregoing terms of employment offer.

Damian M. KozlowskiDate